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                                                                  Exhibit 3.1(3)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ABGENIX, INC.


         ABGENIX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The name of the corporation is ABGENIX, INC.

         SECOND: The corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on July 8, 1998.

         THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

         "This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is two hundred twenty-five million (225,000,000) shares. Two hundred twenty million (220,000,000) shares shall be Common Stock, each having a par value of $0.0001. Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.0001."

         FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Abgenix, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 24th day of August, 2000.


                                                     ABGENIX, INC.


                                                 /s/ R. Scott Greer
                                          -----------------------------------
                                          R. Scott Greer
                                          President and Chief Executive Officer

ATTEST:

  /s/ Kurt W. Leutzinger
---------------------------------
Kurt W. Leutzinger
Secretary